SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                   -------------------------------------------



                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported):    March 30, 2005
                                                            ----------------

                          WaveRider Communications Inc.
               (Exact Name of Registrant as Specified in Charter)


           Nevada                       0-25680                33-0264030
----------------------------          ------------        ----------------------
(State or other jurisdiction          (Commission             (IRS Employer
      of incorporation)               File Number)        Identification Number)


         255 Consumers Road, Suite 500, Toronto, Ontario, Canada M2J 1R4
               (Address of principal executive offices) (Zip Code)

                                 (416) 502-3200
                         (Registrant's telephone number,
                              including area code)



          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

         Mr. Bruce Sinclair requested a medical leave of absence from his position of Chief Executive Officer of WaveRider Communications Inc., effective March 30, 2005. The board of directors have accepted Mr. Sinclair's request and have appointed Mr. Charles Brown, the Executive Vice President of WaveRider Communications Inc., as Chief Executive Officer. In addition, the board of directors have elected Mr. Robert Francis as Chairman of the Board.

Charles W. Brown has been our executive vice president of the Company since October 15, 2002. From February 1998 to October 2002, he served as our vice president of marketing. From 1994 until February 1998, Mr. Brown was Clearnet Communications' first vice president and CIO. From 1993 to 1994, he served as vice president of, sales and marketing for Trillium Communications and, from 1990 to 1993, he served as director of, strategic planning and marketing for BCE Mobile. Mr. Brown has a Masters in Business Administration from the University of Western Ontario.

Robert D. Francis has been a Director since February, 2005. He has been the Managing Partner of Milford Communications Partners since 1993. Milford Communications Partners is a technology consulting firm specializing in wireless communications and automatic vehicle location systems. He also serves on the Board of Pluris Partners, Inc., the fund manager for the Pluris Opportunity Fund. This fund specializes in financing mergers and acquisitions in the communications and health care industries. Since 2003, he has served on the Board of Calmar Research Corporation and the newly formed subsidiary, Calmar Telematics, LLC. In 2004 he helped found, is a major shareholder in and is on the Board of Cirrus Communications Pty. Ltd, Sydney, Australia, an operator of fixed broadband wireless networks. From June 2002 to May 2003, Mr. Francis served on the Board of SkyLynx Communications (SKYC), an operator of wireless networks in the United States and Central America. Mr Francis has a Bachelor of Arts degree from Hendrix College, Conway, Arkansas.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               WAVERIDER COMMUNICATIONS INC.



                               By:  /s/ T. Scott Worthington
                                    --------------------------------------------
                                    T. Scott Worthington, Vice President and CFO



Date:    March 30, 2005